UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2011

EMTEC, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-32789	87-0273300
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11 Diamond Road
Springfield, New Jersey 07081
(Address of principal executive offices)

(973) 376-4242
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective December 1, 2011, the board of directors of Emtec, Inc. (the “Company”) elected Sunil Misra and Christopher M. Formant as new members of the Board of Directors.  Messrs. Misra and Formant will serve as a Class A directors and will both stand for election at the Company’s 2012 annual meeting of stockholders.

Mr. Misra, age 52, has served as the Chief Strategy & Delivery Officer for the Company since October 2009.  Prior to October 2009 and from January 2009, Mr. Misra was the CEO of two boutique strategy consulting firms, Verto Partners LLC and RJN International LLC, providing technology advisory services and assisting a large IT outsourcing firm in the divestment of a non-core business unit.  Prior to January 2009 and from August 2006, Mr. Misra was a Vice President at Getronics, NA., an IT Outsourcing and Systems Integration subsidiary of KPN, a European telecom provider.   Prior to August 2006 and from 1988 Mr. Misra held a number of senior executive roles with global responsibilities at Unisys Corporation.  Earlier in his career, Mr. Misra was with Credit Suisse First Boston and with Skantek Corporation.  Mr. Misra received his bachelor’s and master’s degree in Electrical Engineering from Indian Institute of Technology (IIT), Delhi, India and Rensselaer Polytechnic Institute in New York, respectively.

Mr. Formant, age 59, has served as the Senior Vice President of Avaya Inc. and President, Avaya Government Solutions since August 2010.  Mr. Formant joined Avaya in February 2008. Prior to assuming his current position he served as the Senior Vice President of Avaya Inc. and President, Avaya Global Services.  Mr. Formant was previously Executive Vice President and Executive Committee Member at Bearing Point, Inc. from February 2003 to January 2008. Prior to BearingPoint Mr. Formant served as CEO of the technology consulting firm Scient, as senior partner and global banking leader at PriceWaterhouseCoopers and executive vice president at MBNA Corp. Mr. Formant received his MBA from George Washington University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 2, 2011
Emtec, Inc.

By:	/s/ Dinesh R. Desai
Name:	Dinesh R. Desai
Title:	Chairman and Chief Executive Officer

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